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                                                                    EXHIBIT 4.46
                            [On Company's Letterhead]

                             Private & Confidential


5 August 2004


TAN LAY KOON
PRESIDENT & CEO


Dear Lay Koon

PROMOTION

1. We are pleased to confirm your appointment as PRESIDENT AND CEO, STATS CHIPPAC LTD (STATS CHIPPAC OR THE COMPANY). The terms and conditions of your service are as outlined below.


2.   RESPONSIBILITY

     You will be responsible to the Board of Directors for the overall profitability and growth of the Company.


3.   REMUNERATION

     a. Your service grade will be G4. Your monthly base salary shall be S$50,000.

     b. Performance and salary review will be conducted annually on or about 1 July each year. Annual salary adjustments are based on individual and Company's performance, in accordance with the policies approved by STATSChipPAC whether through its Executive Resource and Compensation Committee (ERCC) or otherwise.

     c. Please note that salary and bonus payments are made based on individual merits and should therefore be kept strictly confidential.

     d. As G4 staff, your salary and other special terms will be administered personally by STATSChipPAC Secretary, ERCC.
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                            [On Company's Letterhead]

                             Private & Confidential


4.   OTHER GENERAL TERMS AND CONDITIONS

     Other general terms and conditions of your service are as described in ANNEX 1 attached.


5.   SPECIAL TERMS AND CONDITIONS

     Specific terms and conditions for your employment on a personal-to-holder basis are as described in ANNEX 2 attached.


6. The terms and conditions in the Employee's Declaration and Undertaking shall form part of this contract of employment.


7.   GOVERNING LAW

     This employment contract shall be governed by and construed in accordance with Singapore law and each party irrevocably submits to the exclusive jurisdiction of the Singapore courts as regards any claim or matter arising under this employment contract and/or this employment, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of this employment contract/employment shall be heard and determined only in the Singapore courts and agrees not to bring any proceedings in relation thereto in any other court.


8.   ACCEPTANCE OF PROMOTION

     To accept this promotion and appointment on the terms herein, please sign and return the duplicate copy of this letter to me. On your acceptance, your employment with STATSChipPAC will be governed by the terms as contained in this letter, which shall supercede all other previous letters of employment between you and the Company (or whichever Company). All other terms contained in your previous employment letter with the Company (or whichever Company) shall cease with immediate effect and there shall be no claims whatsoever in respect of any such terms.
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                            [On Company's Letterhead]

                             Private & Confidential


9.   I look forward to the success of the Company under your leadership.




Yours sincerely
For and on behalf of STATSChipPac Ltd



/s/ Peter Seah Lim Huat
Peter Seah Lim Huat
Chairman ERCC

cc
Kuan Kwee Jee
Secretary ERCC




--------------------------------------------------------------------------------


I, TAN LAY KOON, NRIC/Passport No. S1331323G, having read and understood the terms and conditions in this letter, hereby accept the promotion and appointment of President & CEO of STATS ChipPAC on these terms and conditions.




/s/ Tan Lay Koon                                        5/8/04
----------------------                              --------------
     Signature                                          Date

                            [On Company's Letterhead]

                             Private & Confidential


               ANNEX 1 -- GENERAL TERMS AND CONDITIONS OF SERVICE


1.   GENERAL TERMS & CONDITIONS OF SERVICE

     1.1 You shall not at any time during your service with the Company either directly or indirectly (without prior written consent from the Company) engage or interest yourself, whether for reward or gratuitously, in any work or business other than relating to your duties in the Company.

     1.2 You shall devote the whole of your time, knowledge, skill and attention in the performance of your duties in the Company, and attend at the premises where you shall from time to time be posted by the Company on such days including, if the exigencies of the work so require, on Sunday and public holidays and at such hours as may be required.

     1.3 You shall enjoy all other standard benefits and be subject to all conditions applicable to executives under your job grade.

     1.4 The Company reserves the right to vary the terms and conditions of service based on business needs from time to time.

     1.5 You will abide by the terms and conditions of service, the rates, regulations and procedures as may be laid down by the Company from time to time and also as contained in the Company's Human Resources Manual as revised from time to time.


2.   WORKING HOURS

     2.1  Your working hours will be as per the Company's policy.

     2.2 As a senior executive staff, you are expected to work beyond normal hours based on the exigencies of service without overtime claims.


3.   LEAVE

     You shall be eligible for 21 days of paid leave each year. Your leave administration will be as per the Company's policy.
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                            [On Company's Letterhead]

                             Private & Confidential


4.   EMPLOYEE BENEFITS PROGRAM

     4.1 We have put in place a flexible benefits program for our senior employees. This program allows for freedom and flexibility to put together the benefit package which best suits your needs and that of your immediate family at different stages of your career. The flexible benefits brochure together with the enrolment instructions will be forwarded to you upon your acceptance of the appointment.


5.   TERMINATION OF SERVICE

     5.1 Termination can only be effected in writing by either party, without giving any reasons, by giving 3 MONTHS' NOTICE or the payment of a sum equivalent to 3 months' salary in lieu of notice.

     5.2 All staff benefits shall cease after your last day of service with the Company. Any money due and owing under any staff loan scheme, scholarships, bonds or otherwise payable by you to the Company must be settled before the last day of service. The Company reserves the right to offset any outstanding sum from any balance of money payable by the Company to you.

     5.3 Nothwithstanding conditions above, the Company reserves the right at all times to terminate your services forthwith if you should be guilty of misdemeanor, misconduct, negligence or breach of any of the terms of this offer or any other existing terms and conditions of service, rule or regulation laid down by the Company from time to time for all members of its staff.
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                            [On Company's Letterhead]

                             Private & Confidential


                     ANNEX 2 -- SPECIAL TERMS AND CONDITIONS
                                 (TAN LAY KOON)

1.   CAR BENEFITS AND EXPENSES

     1.1  You shall be paid the Car Benefit Allowance of S$5,880 per month.

          The Car Benefit Allowance is a special car benefit which we provide to senior executives in the company to assist them in financing the purchase of a car. This allowance is paid as long as the executive has ownership and use of a car in the course of their work. The amount is subject to changes and review by the company's Executive Resource and Compensation Committee from time to time.

     1.2 You will be given a fixed monthly car maintenance allowance of S$3,000. This is to help defray the cost of general maintenance and running expenses of your vehicle. It will cover transport expenses incurred in the course of official business and you will not be eligible to claim for any reimbursement of mileage and parking expenses.

     1.3  You will also be given a fixed monthly driver allowance of S$3,000.


2.   PERFORMANCE BONUS

     2.1 In addition to your base salary, inclusive of the 13th month Annual Wage Supplement (AWS), you will participate in the following incentive plan:

          2.1.1 PERFORMANCE TARGET BONUS (PTB): You will be entitled to earn a PTB each year, based on the achievement of mutually agreed targets set by the Board and yourself. PTB may reach a maximum of 2.5 months of your monthly base salary subject to achievement of the performance targets.

          2.1.2 EVA-BASED INCENTIVE PLAN: You will participate in the EVA based incentive plan as approved by ERCC each year. You will be informed of the specific plan each year.


3.   CLUB BENEFITS AND EXPENSES

     3.1 You will be provided with a grant of S$120,000 over five (5) years for the purchase of a club membership under the Hold-in-Trust Scheme.

     3.2  You will also be given a monthly club subscription allowance of S$200.


4.   SHARE OPTIONS

     4.1  You will continue to participate in the Company Share Option Plan.